                                  SCHEDULE 14A
                                 (Rule 14a-101)

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _____)

                            SCHEDULE 14A INFORMATION

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
                                            [_] Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ESSEX PROPERTY TRUST, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Notes:

                          ESSEX PROPERTY TRUST, INC.
                             925 East Meadow Drive
                          Palo Alto, California 94303

                                                                 April 10, 2002

Dear Stockholder:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Essex Property Trust, Inc., a Maryland corporation (the "Company"), to be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 14, 2002, at 1:00 p.m., local time.

   The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

   Please use this opportunity to take part in the Company's affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

   We look forward to seeing you at the meeting.

                                          Sincerely,


                                          /s/ Keith Guericke

                                          Vice Chairman of the Board,
                                          Chief Executive Officer and President

                          ESSEX PROPERTY TRUST, INC.

                   Notice of Annual Meeting of Stockholders
                            To Be Held May 14, 2002

   The 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), will be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on May 14, 2002, at 1:00 p.m., local time, to consider and vote upon the following proposals:

   1. Election of the following four Class II directors of the Company to serve until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified: Michael J. Schall, David W. Brady, Robert E. Larson and Willard H. Smith, Jr.;

   2. Ratification of the appointment of KPMG LLP as the independent public auditors for the Company for the year ending December 31, 2002; and

   3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on February 28, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Keith Guericke

                                          Keith R. Guericke
                                          Vice Chairman of the Board,
                                          Chief Executive Officer and President

Palo Alto, California
April 10, 2002

                              Mailed To Stockholders On Or About April 10, 2002

                          ESSEX PROPERTY TRUST, INC.
                              925 E. Meadow Drive
                          Palo Alto, California 94303

                                PROXY STATEMENT

   This Proxy Statement is furnished to the holders (the "Stockholders") of the outstanding shares of Common Stock $0.0001 par value (the "Common Stock") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies in the accompanying form for use in voting at the 2002 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 14, 2002 at 1:00 p.m., local time, at The Stanford Park Hotel,
100 El Camino Real, Menlo Park, California, and any adjournment or postponement thereof.

Form of Proxy Card

   This Proxy Statement is accompanied by a form of Proxy Card for use by Stockholders.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

   The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $5,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

   The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting. The close of business on February 28, 2002 has been fixed as the record date (the "Record Date") for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2. As of the Record Date, there were 18,563,734 shares of Common Stock outstanding.

   Shares of Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. Approval of Proposal 2 requires the affirmative vote of a majority of shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

   Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal 2. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

   The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below, and (iii) all directors and such executive officers as a group.

   Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                                                          Percentage of Shares
                                                            Amount and                       of Common Stock
                                                            Nature of      Percentage of     Outstanding and
                                                            Beneficial     Common Stock   Operating Partnership
Name                                                     Ownership (1)(2) Outstanding (3)     Interests (4)
----                                                     ---------------- --------------- ---------------------
George M. Marcus(5)(6)..................................    1,753,915           8.7%               8.3%
  Chairman of the Board of Directors

William A. Millichap(5)(7)..............................      576,703           3.0%               2.8%
  Director

Keith R. Guericke(5)(8).................................      190,880           1.0%                 *
  Vice Chairman of the Board,
  Chief Executive Officer and President

Michael J. Schall(5)(9).................................      114,972             *                  *
  Director, Senior Executive
  Vice President and Chief Financial Officer

John D. Eudy(5)(10).....................................       26,005             *                  *
  Executive Vice President--Development

Robert C. Talbott(5)(11)................................       12,358             *                  *
  Senior Vice President

Craig K. Zimmerman(5)(12)...............................       72,825             *                  *
  Executive Vice President--Acquisitions

                                                                                          Percentage of Shares
                                                            Amount and                       of Common Stock
                                                            Nature of      Percentage of     Outstanding and
                                                            Beneficial     Common Stock   Operating Partnership
Name                                                     Ownership (1)(2) Outstanding (3)     Interests (4)
----                                                     ---------------- --------------- ---------------------

David W. Brady(5)(13)...................................        7,600             *                  *
  Director

Robert E. Larson(5)(14).................................       15,000             *                  *
  Director

Gary P. Martin(5)(15)...................................       15,000             *                  *
  Director

Issie N. Rabinovitch(5)(16).............................       15,000             *                  *
  Director

Thomas E. Randlett(5)(17)...............................       25,550             *                  *
  Director

Willard H. Smith, Jr.(5)(18)............................       15,000             *                  *
  Director

All directors and executive officers as a group
  (13 persons) (19).....................................    2,368,373          11.5%              11.2%

Morgan Stanley Dean Witter & Co.(20)....................    2,375,353          12.8%              11.4%

Security Capital Group Incorporated(21).................    1,738,540           9.4%               8.3%

LaSalle Investment Management
  (Securities), L.P.(22)................................    1,479,995           8.0%               7.1%

Cohen & Steers Capital Management(23)...................    1,430,840           7.7%               6.9%

Stichting Pensioenfonds(24).............................      985,300           5.3%               4.7%

European Investors Inc.(25).............................      930,600           5.0%               4.5%

--------
 * Less than 1%.

(1) Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the "Operating Partnership"), which presently aggregate to an approximately 11% limited partnership interest. The Company presently has an approximately 89% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of Common Stock.

(2) Through the Company's Director and Executive Stock Purchase Program, certain directors and executive officers participate indirectly in an investment in the Company's Common Stock. See "Certain Relationships and Related Transactions--Director and Executive Stock Purchase Program." The participation of each director and executive officer in this program is detailed in the footnotes below.

(3) With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 18,563,734 shares of Common Stock outstanding as of the Record Date.

(4) Assumes exchange of all outstanding limited partnership interests in the Operating Partnership for shares of Common Stock, which would result in an additional 2,286,082 outstanding shares of Common Stock. Assumes that none of the vested stock options held by other persons are converted into shares of Common Stock.

(5) The business address of such person is 925 East Meadow Drive, Palo Alto, California 94303.

(6) Includes 1,150,296 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus' limited partnership interests in the Operating Partnership and in certain other partnerships and 301,494 and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company ("M&M") and Essex Portfolio Management Company ("EPMC"), respectively. Also includes 155,000 shares of Common Stock held by M&M, 19,084 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the "M&M 401(k) Plan"), 27,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 8,000 shares of Common Stock held by Mr. Marcus' children. Mr. Marcus is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests and options). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, and (ii) 6,376 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. Excludes 51,379 shares representing Mr. Marcus' pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(7) Includes 73,100 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap's limited partnership interests in the Operating Partnership and 301,494 and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by M&M and EPMC, respectively. Also includes 155,000 shares of Common Stock held by M&M, 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 13,768 shares of Common Stock held in the M&M 401(k) Plan. Mr. Millichap is a principal stockholder of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon conversion of limited partnership interests and options). Mr. Millichap disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M and (ii) 9,565 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(8) Includes 82,562 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke's limited partnership interests in the Operating Partnership. Also includes 60,372 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 4,307 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the "Essex 401(k) Plan"), and 16,511 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Excludes 5,407 shares representing Mr. Guericke's pro rata participation in the Director and Executive Stock Purchase Program and 29,412 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See footnote 2 above and "Series Z Incentive Units" below.

(9) Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall's limited partnership interests in the Operating Partnership. Also includes 40,872 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 3,143 shares of Common Stock held in the Essex 401(k) Plan, and 12,798 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Further includes 860 shares of Common Stock held by Mr. Schall's three minor children. Excludes 3,606 shares representing Mr. Schall's pro rata participation in the Director and Executive Stock Purchase Program and 24,706 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See footnote 2 above and "Series Z Incentive Units" below.

(10) Includes 7,580 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy's limited partnership interests in the Operating Partnership. Also includes 7,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 6,055 shares of Common Stock held in the Essex 401(k) Plan. Excludes 5,407 shares representing Mr. Eudy's pro rata participation in the Director and Executive Stock Purchase Program and 21,176 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See footnote 2 above and "Series Z Incentive Units" below.

(11) Includes 12,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 901 shares representing Mr. Talbott's pro rata participation in the Director and Executive Stock Purchase Program and 18,823 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See footnote 2 above and "Series Z Incentive Units" below.

(12) Includes 25,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman's limited partnership interests in the Operating Partnership and certain other partnerships. Also includes 28,872 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 3,606 shares representing Mr. Zimmerman's pro rata participation in the Director and Executive Stock Purchase Program and 21,176 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See footnote 2 above and "Series Z Incentive Units" below.

(13) Includes 6,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 901 shares representing Dr. Brady's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(14) Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 4,008 shares representing Dr. Larson's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(15) Includes 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(16) Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 9,012 shares representing Mr. Rabinovitch's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(17) Includes 14,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 5,633 shares representing Mr. Randlett's pro rata participation in the Director and Executive Stock Purchase Program. See footnote 2 above.

(18) Includes 10,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(19) Includes 1,691,752 shares of Common Stock that may be issued upon the exchange of all of the executive officers' and directors' limited partnership interests in the Operating Partnership and 235,116 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Excludes 87,655 shares representing the aggregate of the executive officers' and directors' pro rata participations in the Director and Executive Stock Purchase Program and 115,293 shares of Common Stock issuable upon satisfying the requirements of the Series Z Incentive Units. See footnote 2 above and "Series Z Incentive Units" below.

(20) As reported on Schedule 13G, dated February 13, 2002. Morgan Stanley Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Both entities are investment advisors registered under
     Section 203 of the Investment Advisors Act of 1940. Morgan Stanley Dean Witter & Co. has the shared power to vote and direct the vote of 2,056,303 shares and shared dispositive power over 2,375,353 shares. Morgan Stanley Investment Management, Inc. has the shared power to vote and direct the vote of 2,033,300 shares and shared dispositive power over 2,352,050 shares. Addresses: Morgan Stanley Dean Witter & Co., 1585 Broadway, New York, New York 10036. Morgan Stanley Investment Management, Inc., 1221 Avenue of the Americas, New York, New York 10020.

(21) As reported on Schedule 13G, dated February 13, 2002. Security Capital Group Incorporated ("SCGI"), beneficially owns 1,738,540 shares by virtue of its position as the parent of Security Capital Research & Management Incorporated. SCGI has the shared power to vote or direct the vote of 1,738,540 shares and shared dispositive power over 1,738,540 shares.
     Address: 125 Lincoln Avenue, Santa Fe, New Mexico 87501.

(22) As reported on Schedule 13G, dated February 14, 2002. LaSalle Investment Management (Securities), L.P., an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 164,300 shares, shared power to vote and direct the vote of 1,275,695 shares, sole dispositive power over 150,700 shares and shared dispositive power over 1,329,295 shares. Address: 200 East Randolph Drive, Chicago, Illinois 60601. Excludes 196,800 shares beneficially owned by LaSalle Investment Management, Inc., an affiliated entity and an investment advisor, which has different advising clients.

(23) As reported on Schedule 13G, dated February 13, 2002. Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 1,245,640 shares and sole dispositive power over 1,430,840 shares of Common Stock. Address: 757 Third Avenue, N.Y., N.Y. 10017.

(24) As reported on Schedule 13G, dated February 11, 2002. Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappeligke Belanjen ("Stichting"), a Nertherlands entity, has the shared power to vote 985,300 shares and shared dispositive power over 985,300 shares. Address:
     Kroostweg-Noord 149, P.O. Box 117, 3700 AC Zeist, The Netherlands.

(25) As reported on Schedule 13G, dated February 12, 2002. Reflects beneficial ownership of EII Realty Securities, Inc., a wholly-owned subsidiary of European Investors Inc., which has sole voting power over 598,300 shares and sole dispositive power over 676,000 shares. European Investors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Address: 717 5th Avenue, New York, New York 10022.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company's Charter divides the Company's directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, and William A. Millichap who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the Annual Meetings of Stockholders to be held in 2004, 2002 and 2003, respectively, and until such directors' respective successors are elected and qualified or until any such directors' earlier resignation or removal.

   At the Annual Meeting, the Stockholders will elect four directors: if elected, nominees David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr. will serve as Class II directors for three-year terms. The Class II directors will serve until the Annual Meeting of Stockholders to be held in 2005 and until such directors' respective successors are elected and qualified or until such directors' earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

   The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

   Certain information about each of such nominees is furnished below.

   David W. Brady, Director, is a political scientist whose work encompasses American politics and legislative bodies, international political trends, and comparative politics. Mr. Brady holds the Bowen H. and Janice Arthur McCoy endowed chair at the Graduate School of Business and is a professor of political science in Stanford University's School of Humanities and Sciences since 1988. A dedicated and popular teacher, Professor Brady is a past recipient of Stanford's Phi Beta Kappa Distinguished Teacher Award, presented for his work with undergraduates, and of the Robert K. Jaedicke Silver Apple Award, presented by the Stanford Business School Alumni Association for his participation in alumni activities. Mr. Brady recently served as an associate Dean for academic affairs at the Business School, 1996-2000, and continues to serve as director of the School's programs in executive education. He is a senior fellow at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on campus. Mr. Brady is also co-director of the University's Social Science History Institute and associate director of the University's Public Policy Program. He is a fellow of the American Academy of Arts and Sciences and member of the advisory council for the Kansai Silicon Valley Venture Forum. His publications include Change and Continuity in House Elections (eds. with J. Cogan), Stanford University Press
(2000), Revolving Gridlock, Westview Press (1998); "Congress in the Era of the Permanent Campaign," Brookings Press, 2000; "Out of Step Out of Office" American Political Science Review, 2002; "The Roots of Careerism in the U.S. House of Representatives," Legislative Studies Quarterly, (1999); "The SNTV and the Politics of Electoral Systems in Korea," in Electoral Systems in Asia (University of Michigan Press (1999)).

   Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Professor Larson currently serves as a director of Automated Power Exchange, Inc., E-Acumen, Inc., Metering Technology Corporation, NCE Pharmaceuticals,

OsteoBiologics, Inc., Pacific Systems Control Technology, Inc., Propulsion Networks, Inc., Skye Investment Advisors, and Televideo Systems, Inc. He is also Chairman of the Board of CAST Enterprises, Inc., a joint venture in the People's Republic of China. Prior to 1983, Professor Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982. Professor Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master's and Doctorate degrees from Stanford University in 1961 and 1964, respectively.

   Michael J. Schall, Director, is the Senior Executive Vice President and Chief Financial Officer of the Company and is responsible for the overall management of the Company's financial and administrative matters, including leverage management, liquidity, capital alternatives, financial analysis and external reporting. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company's predecessor, Essex Property Corporation, in which capacity he was responsible for the financial management of multiple investment and development entities, and the development of a wide range of corporate borrowing relationships. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. In 1979, Mr. Schall received his Bachelor of Science degree from the University of San Francisco. Mr. Schall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

   Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith's primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies' capital structure and equity requirements, placing offerings with Merrill Lynch's retail and institutional client base, and assessing the market's demand for potential equity security offerings. Mr. Smith is also a Board Member of the Cohen & Steers Realty Shares, the Cohen & Steers Institutional Realty Shares, Inc., the Cohen & Steers Advantage Income Realty Fund, the Cohen & Steers Special Equity Fund, Inc., the Cohen & Steers Total Return Realty Fund, the Cohen & Steers Equity Income Fund and the Cohen & Steers Quality Income Realty Fund. He is also a Board member of Highwoods Properties, Inc. and Realty Income Corporation, which are both REITs, and, recently, he joined the Board of Directors of Crest Net Lease, Inc. Prior to joining Merrill Lynch, Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979. A member of NAREIT, Mr. Smith received his Bachelor of Science degree in Business Administration, and Bachelor of Science degree in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                           THE STOCKHOLDERS VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE

                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

                                                                               First   Term
Name and Position                                                         Age Elected Expires
-----------------                                                         --- ------- -------
George M. Marcus......................................................... 60   1994    2003
    Chairman of the Board

William A. Millichap..................................................... 58   1994    2003
    Director

Keith R. Guericke........................................................ 53   1994    2004
    Vice Chairman of the Board, Chief Executive Officer and President

Michael J. Schall........................................................ 44   1994    2002
  Director, Senior Executive Vice President and Chief Financial Officer

John D. Eudy............................................................. 47     --      --
    Executive Vice President--Development

Robert C. Talbott........................................................ 41     --      --
    Senior Vice President

Craig K. Zimmerman....................................................... 51     --      --
    Executive Vice President--Acquisitions

David W. Brady........................................................... 61   1994    2002
    Director

Robert E. Larson......................................................... 63   1994    2002
    Director

Gary P. Martin........................................................... 54   1994    2003
    Director

Issie N. Rabinovitch..................................................... 56   1994    2004
    Director

Thomas E. Randlett....................................................... 59   1994    2004
    Director

Willard H. Smith, Jr..................................................... 65   1996    2002
    Director

   Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning Mr. Marcus, Mr. Millichap and the executive officers of the Company (some of whom are also directors) is set forth below.

   George M. Marcus, Chairman of the Board of Directors, is the founder and has been the Chairman of Essex Property Corporation (predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate, service, investment and development firms. Mr. Marcus was one of the original founders and directors of Plaza Commerce Bank and Greater Bay Bancorp, both publicly held financial institutions. Mr. Marcus continues to serve on the Board of Directors of Greater Bay Bancorp. Included among Mr. Marcus' associations are the Board of Regents of The University of California, the Apartment Industry Foundation in which he currently serves on the Board of Directors, the Real Estate Roundtable and the Policy Advisory Board of the University of California at Berkeley Center for Real Estate and Urban Economics. He graduated with a Bachelor of Science degree in Economics from San Francisco State University in 1965; he was honored as Alumnus of the Year in 1989. Mr. Marcus is also a graduate of the Harvard Business School of Owners/Presidents Management Program and the Georgetown University Leadership Program.

   William A. Millichap, Director, is the Chairman of Marcus & Millichap Real Estate Brokerage Company. From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. Mr. Millichap is a member of the International Council of Shopping Centers and the National Venture Capital Association, and serves on the Board of Directors of the National Multi-Housing Council. In addition, Mr. Millichap is a member of the Board of Directors of numerous privately held companies. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served as an officer in the United States Navy.

   Keith R. Guericke, Vice Chairman of the Board of Directors, is the President and Chief Executive Officer of Essex Property Trust, Inc. Focusing on investment strategies and portfolio expansion, Mr. Guericke prepared the company for its IPO in 1994. He joined Essex's predecessor, Essex Property Corporation, in 1977. From 1994 to 2001, under his leadership, the shareholders of Essex have experienced total returns in excess of 150% with dividends and Funds from Operations growing at double digit rates over the last five years. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the National Multi-Housing Council as well as several local apartment industry groups.
Mr. Guericke began his career with Essex after working with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971.

   John D. Eudy is the Executive Vice President--Development of Essex Property Trust, Inc. Mr. Eudy is responsible for Essex's apartment development activities, from the point of land acquisition through construction and stabilization. He joined Essex's predecessor, Essex Property Corporation, in 1985. While at Essex, he has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining Essex, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980. He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California's Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts. Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

   Robert C. Talbott is the Senior Vice President of Operations for Essex Property Trust, Inc. and is responsible for property and asset management activities. He joined Essex in 1999. Prior to joining Essex, Mr. Talbott was the Vice President of Asset Management with BRE Properties, Inc., a real estate investment trust, from 1997 to 1999. Between 1989 and 1995, he served as a Partner and Chief Operating Officer of Trammell Crow Residential Services where he had been employed since 1989. From 1985 to 1989, he served as the General Manager of the Solano County Fair Association. He graduated with honors upon receiving a Master in Business Administration degree from Saint Mary's College in Moraga, California. He received a Bachelor of Science degree in Agricultural Business Management from California Polytechnic State University in San Luis Obispo in 1985. Mr. Talbott is past President of the Board of the Housing Industry Foundation and is past President of the Tri-County Apartment Association.

   Craig K. Zimmerman is the Executive Vice President of Acquisitions for Essex Property Trust, Inc. and is responsible for implementing the Company's apartment acquisition activities. He joined Essex's predecessor,

Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multi-family residential properties. Prior to joining Essex, Mr. Zimmerman was the Vice President of Acquisitions for Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

   Biographical information about the Company's remaining directors is set forth below.

   Gary P. Martin, Director, is Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. He served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

   Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the CEO of Mainsail Networks, a telecommunications company, in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch presently serves on the Board of Directors of The Adderley Group and A.I.P. He received a Bachelor of Science degree from McGill University in 1967 and a Master's of Business Administration degree from Harvard University in 1970.

   Thomas E. Randlett, Director, is a certified public accountant and has been a director at the Law & Economics Consulting Group, Inc. since 1992. Mr. Randlett's professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Co. in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants. He received a Bachelor of Arts degree from Princeton University in 1966.

Meetings and Committees of the Board of Directors

   During 2001, the Board held five (5) meetings (in person, telephonically or by written consent). Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of the committee of the Board on which he served. The Board has six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee, the Nominating Committee and the Pricing Committee.

   The Executive Committee presently consists of Messrs. Guericke, Marcus and Randlett. The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) five (5) times during 2001.

   The Audit Committee presently consists of Messrs. Brady, Martin and Randlett. The Audit Committee recommends the appointment of a firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports, takes such action as may be deemed appropriate with respect to such audit reports and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls. The Board of Directors has determined that all members of the Audit Committee are "independent" as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Audit Committee met (in person, telephonically or by written consent) five (5) times during 2001.

   The Compensation Committee presently consists of Messrs. Larson, Marcus and Rabinovitch. The Compensation Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee met (in person, telephonically or by written consent) three (3) times during 2001.

   The Stock Incentive Plan Committee presently consists of Messrs. Larson, Martin and Rabinovitch. The Stock Incentive Plan Committee administers the Essex Property Trust, Inc. 1994 Stock Incentive Plan, as amended (the "1994 Stock Incentive Plan"), and the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan, including the authority to issue stock and grant and to amend options thereunder, and to report to the Board regarding those plans from time to time, or whenever called upon to do so. The Stock Incentive Plan Committee met (in person, telephonically or by written consent) nine (9) times during 2001.

   The Nominating Committee consists of Messrs. Larson, Rabinovitch, and Randlett. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board. The Board of Directors has determined that all members of the Nominating Committee are "independent" as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Nominating Committee considers nominees recommended by our stockholders. The Nominating Committee met once during 2001. To submit recommendations for the 2003 Annual Meeting of Stockholders, you may write to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

   The Pricing Committee presently consists of Messrs. Guericke and Schall. The Pricing Committee establishes the price at which the Company's securities will be offered to the public in public offerings of the Company's securities. The Pricing Committee did not meet during 2001.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee and the Stock Incentive Plan Committee were formed in June 1994. No interlocking relationship existed in 2001 or presently exists between any member of the Company's Compensation Committee, Stock Incentive Plan Committee or Board of Directors on the one hand and another company's compensation committee, stock incentive plan committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled "Certain Relationships and Related Transactions."

Compensation of Directors

   Each director, who is not an executive officer, receives a meeting fee of $500 for each Board of Directors meeting attended. Such directors are also paid $500 for attending a committee meeting if such meeting is not held on the same day as a meeting of the Board of Directors. In 2001, the directors, who were not executive officers, were Messrs. Brady, Larson, Marcus, Martin, Millichap, Rabinovitch, Randlett and Smith. In addition to the $500 meeting fee, Mr. Smith received a fee of $20,000 in 2001 for consulting services performed by Mr. Smith for the Company, and, commencing as of the fourth quarter of 2001, Mr. Randlett receives a fee of $5,000 per quarter for serving as the Chairman of the Audit Committee.

   Each independent director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option pursuant to the Company's 1994 Stock Incentive Plan. In the event of a change in control of the Company, the Board may unilaterally cancel a director option as of any date to the extent then unexercised after advance written notice to each affected director.

   In 2001, pursuant to the Company's 1994 Stock Incentive Plan, the directors, who were not executive officers, each received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option.

Relationships Among Directors or Executive Officers

   There are no family relationships among any of the directors or executive officers of the Company.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation

   The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and the other executive officers of the Company (collectively, the "Named Executive Officers") for the years ended December 31, 1999, 2000 and 2001.

                 Summary Compensation Table Name and Position

                                                                                Long Term Compensation
                                                                           ------------------------------
                                                  Annual Compensation                   Awards
                                              -------------------------    ------------------------------
                                                                                               Securities
                                                                           Restricted Stock Underlying Stock
Name and Position                             Year Salary($)   Bonus($)        Award(s)     Options/SARs(#)
-----------------                             ---- ---------   --------    ---------------- ----------------
Keith R. Guericke (2)........................ 2001 $300,000    $450,000       $1,422,805(1)          --
  Vice Chairman of the Board,                 2000  275,000     450,000               --             --
  Chief Executive Officer and President       1999  250,000     150,000          150,000(3)          --

Michael J. Schall............................ 2001 $275,000    $450,000       $1,195,153(1)          --
  Director, Senior Executive Vice President   2000  235,000     337,500               --             --
  and Chief Financial Officer                 1999  215,000     112,500          112,500(3)          --

John D. Eudy (2)............................. 2001 $100,000    $240,000       $1,024,389(1)          --
  Executive Vice President                    2000  100,000     295,000               --             --
                                              1999  100,000     200,750               --             --

Robert C. Talbott (2)........................ 2001 $100,000    $160,000       $  910,562(1)          --
  Senior Vice President                       2000  100,000     162,500               --             --
                                              1999   58,333(4)   87,500(4)            --         30,000(4)

Craig K. Zimmerman (2)....................... 2001 $100,000    $240,000       $1,024,389(1)          --
  Executive Vice President                    2000  100,000     295,000               --             --
                                              1999  100,000     180,000               --             --

--------
(1) Represents Series Z Incentive Units of limited partnership ("Series Z Incentive Units") in Essex's Operating Partnership, which, upon certain triggering events, will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of Essex common stock. The conversion ratio of Series Z Incentive Units into common units is initially set at zero and will increase by 10% (20% in 2002) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified "funds from operations" per share target for the prior years, up to a maximum conversion ratio of 1.0.

   The amounts in the table assume the maximum conversion ratio of 1.0, even though the conversion ratio at the time of grant and as of December 31, 2001 was 0%. The amounts are also based on valuing each unit as equal to a share of Essex common stock with a per share price of $49.375, the closing price of the Essex common stock on the New York Stock Exchange on the date of grant of the Series Z Incentive Units, less the $1.00 capital contribution required for each unit. Based on the closing price of the common stock on December 31, 2001 of $49.41 (and less the $1.00 capital contribution), such values and the total number of Series Z Incentive Units held by each of the above named persons on December 31, 2001 (which is the same as the number of Units initially awarded) are as follows: Mr. Guericke, 29,412 units ($1,423,835); Mr. Schall, 24,706 units ($1,196,017); Mr. Eudy, 21,176 units
   ($1,025,130); Mr. Talbott, 18,823 units ($911,221); and Mr. Zimmerman,
   21,176 units ($1,025,130).

   Series Z Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis. Initially, each Series Z Incentive Unit will receive 10% of the distribution received by each common unit of the Operating Partnership. Over time the distribution percentage may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio. See "Series Z Incentive Units" below.

(2) This officer also participates in the Director and Executive Stock Purchase Program. See "Certain Relationships and Related Transactions--Director and Executive Stock Purchase Program" and "Voting Securities and Principal Holders."

(3) Represents phantom stock units which, upon vesting in full, over a five-year period, can be exchanged into an equivalent number of Common Stock shares, or at the Company's option, cash. Prior to vesting, the holder receives cash payments equal in amount and payment date to dividends paid on Common Stock. Represents the value of phantom stock units granted in 2000 to Mr. Guericke and Mr. Schall for the 1999 fiscal year. Each unit is deemed to be equivalent in value to one share of Common Stock. The total value of the units is determined by multiplying the closing price of the Company's Common Stock as of January 3, 2000, which was $33.313 per share, by the number of units granted, which, in the case of Mr. Guericke, was 4,503 units and, in the case of Mr. Schall, was 3,377 units.

(4) Reflects salary and bonus paid from May 3, 1999, when Mr. Talbott joined the Company, through December 31, 1999. Upon commencing employment, Mr. Talbott received stock options, subject to vesting, to purchase 30,000 shares of common at an exercise price of $31.938 per share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in fiscal year 2001, and unexercised options held as of December 31, 2001.

                                           Number of Securities      Value of Unexercised
                    Number                Underlying Unexercised         In-the-Money
                   of Shares    Value           Options at                Options at
                   Acquired   Realized      Fiscal Year-End (#)     Fiscal Year-End ($)(2)
                     Upon       Upon     ------------------------- -------------------------
Name               Exercise  Exercise(1) Exercisable Unexercisable Exercisable Unexercisable
----               --------- ----------- ----------- ------------- ----------- -------------
Keith R. Guericke.  13,500    $323,310     60,372       11,000     $1,245,226    $166,760
Michael J. Schall.  10,000    $231,300     40,872        9,000     $  765,231    $136,440
John D. Eudy......  17,100    $325,483      7,500        6,000     $  113,700    $ 90,960
Robert C. Talbott.      --          --     12,000       18,000     $  209,664    $314,496
Craig K. Zimmerman  11,128    $348,452     28,872        6,000     $  509,561    $ 90,960

--------
(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and $49.41, the price per share of the underlying shares of Common Stock, as reported on the New York Stock Exchange on December 29, 2001 (the last trading day of fiscal year 2001).

                           SERIES Z INCENTIVE UNITS

   The Company has adopted an incentive program involving the issuance of Series Z Incentive Units of limited partnership in the Operating Partnership ("Series Z Incentive Units"). This program is intended to further the Company's objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z Incentive Units are a means to link compensation to targeted levels of growth in funds from operations per share.

   The issuance of Series Z Incentive Units is generally administered by the Company's Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each participant.

   On June 28, 2001, the Operating Partnership issued 200,000 Series Z Incentive Units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. Upon certain triggering events, the Series Z Incentive Units will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of Essex common stock. The conversion ratio of Series Z Incentive Units into common units, initially set at zero, will increase by 10% (20% in 2002) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified "funds from operations" per share target for the prior year, up to a maximum conversion ratio of 1.0. The Series Z Incentive Units will automatically convert (1) if the conversion ratio reaches the maximum level of 1.0, (2) if none of the participating executives remain employed by the Company, (3) if the Company dissolves or is liquidated or, (4) at the latest, on January 1, 2016. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common units of the Operating Partnership or shares of the Company's common stock based on the then-effective conversion ratio.

   The Series Z Incentive Units are entitled to participate in regular quarterly distributions on an adjusted basis. Initially, each Series Z Incentive Unit will receive 10% of the distribution received by each common unit of the Operating Partnership. Over time the distribution percentage may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.

                            EXECUTIVE SERVANCE PLAN

   In May 2001, the Company adopted an executive severance plan that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President and any Vice President with ten (10) or more years of service with the Company. Thus, this plan covers Messrs. Guericke, Schall, Eudy, Talbott and Zimmerman. Under this plan, if there is a change in control (as defined in the plan) of the Company, all stock options to the officers covered by the plan shall become fully exercisable and shall remain outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer's employment. The plan also provides that in the event of a change in control, all loans to such officers in connection with transactions in shares of the Company's common stock shall be forgiven.

   In addition, the plan provides that if within 12 months following a change in control of the Company, the Company terminates without cause (as defined in the plan) an officer covered by the plan or such officer terminates his or her employment for good reason (as defined in the plan), then the Company shall pay such officer an amount equal to (i) two (2) times the amount of such officer's current annual base salary, and (ii) two (2) times the amount of such officer's targeted annual bonus.

Compensation Committee Report on Executive Compensation

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

   The Company's Compensation Committee is responsible for developing, administering and monitoring the compensation policies applicable to the Company's executive officers. The Company's Stock Incentive Plan Committee (collectively, with the Compensation Committee, the "Committees") is responsible for the administration of the Company's 1994 Stock Incentive Plan and the Series Z Incentive Unit program, under which grants may be made to executive officers and other key employees.

   Executive Compensation Philosophy. The Committees believe that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The Committees seek to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company as compared to other REITs and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance. When setting executive officer compensation, the Committees intend to evaluate annually the performance of the Company and to compare the Company's performance and compensation structure with those of other REITs and real estate companies engaged in activities similar to those of the Company.

   Key factors considered by the Compensation Committee in 2001 included growth in funds from operations per share, success in the Company's ability to identify markets with strong growth potentials consistent with its strategy, the Company's success in acquiring or developing properties in those markets, and the Company's success at identifying attractive financing alternatives.

   The Company's compensation program has three principal elements: base salary, performance incentive bonuses and long-term incentive awards.

   Base Salaries and Bonus. The base compensation and bonuses for the Company's Named Executive Officers in 2001 was established through negotiations between the Company and each Named Executive Officer. The base salaries will be reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock, and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. Although the Compensation Committee considers these factors in determining base salaries and adjustments thereto, the Compensation Committee anticipates that the analysis will be subjective rather than objective and the weight given such factors may vary from individual to individual.

   Long-Term Incentive Plan. The Compensation Committee believes that long term incentive programs can promote executive management retention and alignment of executive and shareholder interests. The factors considered in establishing the Company's long term incentive plan included (i) the equity incentive programs of the peer group in which the Company competes for executive talent and (ii) the Company future performance goals that are expected to lead to appreciation in Essex's Common Stock.

   Deductibility of Compensation. Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's 1994 Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committees believe that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committees' present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws. However, the Committees reserve the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

   Chief Executive Officer Compensation. The base compensation of Keith R. Guericke in 2001 was $300,000, which had been determined through negotiations between the Company and Mr. Guericke. In 2001, Mr. Guericke received a cash bonus of $450,000. He also received 29,412 Series Z Incentive Units.
Mr. Guericke's base salary, bonus and long-term incentive awards, if any, will be reviewed by the Committees and adjusted annually based on the criteria for all executive officers discussed above.

                                          Compensation Committee of
                                          The Board of Directors

                                          Robert E. Larson
                                          George M. Marcus
                                          Issie N. Rabinovitch

Stock Price Performance Graph

   The following stock price performance graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company's Common Stock since December 31, 1996 with (ii) the cumulative total stockholder return on (a) the Standard & Poor's 500 Stock Index ("S&P 500") and (b) the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company's Common Stock, the S&P 500, and in the NAREIT Equity REIT Total Return Index, on December 31, 1996. The graph also assumes the reinvestment of all dividends.

   IT SHOULD BE NOTED THAT THE FOLLOWING LINE GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG ESSEX PROPERTY TRUST,
             INC., S&P 500 INDEX AND NAREIT ALL EQUITY REIT INDEX

                                    [CHART]

                Essex Property Trust, Inc.     S&P 500       NAREIT All Equity REIT Index
12/31/1996                 100.00                100.00                 100.00
12/31/1997                 125.80                133.37                 120.26
12/31/1998                 113.78                171.44                  99.21
12/31/1999                 139.06                207.52                  94.63
12/31/2000                 235.67                188.62                 119.59
12/31/2001                 225.18                166.22                 136.24

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett. Each of the members of the Audit Committee is independent (as defined under the NYSE's listing standards).

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to our stockholders and other related matters.

   The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2001 audited by KPMG LLP, the Company's independent certified public accountants. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

   The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of KPMG LLP as our independent certified public accountants for the year ending December 31, 2002.

                                          Members of the Audit Committee

                                          David W. Brady
                                          Gary P. Martin
                                          Thomas E. Randlett, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Executive Stock Purchase Program

   In September 1999, the Company formed a program in which directors and management of the Company can participate indirectly in an investment in the Company's Common Stock. The participants have entered into a swap agreement with a securities broker whereby the securities broker has acquired, in open market transactions, 223,475 shares of the Company's Common Stock. The agreement terminates in five years at which time the settlement amount is determined by comparing the original purchase price of the stock plus interest at a rate of LIBOR plus 1.5% to the termination date market value of the shares and all dividends received during the investment period. In certain circumstances the participants may be required to provide collateral to the securities broker. The Company has guaranteed performance of the participants with respect to any obligations relating to the swap agreement, which guarantee is released upon termination of the program. From August 2001 through January 2002, the directors and management effected an early termination of the agreement with respect to 120,718 shares of the initial 223,475 shares, realizing a gain of approximately $15 per share. For the specific amounts of each directors' and executive officers' remaining participation in this program, see "Voting Securities and Principal Holders."

Marcus & Millichap Real Estate Investment Brokerage Company

   The Marcus & Millichap Real Estate Investment Brokerage Company ("M&M REIBC") is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company ("M&M"). Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of the Company, is the Chairman of M&M. During the year ended December 31, 2001, the Company did not pay any brokerage commissions to M&M REIBC with respect to the purchase and sales of real estate.

   In connection with the Company's 1994 initial public offering (the "IPO"), M&M REIBC, Essex Portfolio, L.P. (the "Operating Partnership"), the Company and Essex Management Corporation ("EMC") entered into an agreement (the "Brokerage Agreement") that provides that if the Company or the Operating Partnership enters into a transaction with M&M REIBC in which either of them or a third party pays a brokerage commission to M&M REIBC, a percentage of such commission, reflecting M&M REIBC's net profit, will be discounted or paid to EMC. No brokerage commissions were paid to M&M REIBC in 2001, and no amounts were payable to EMC pursuant to the Brokerage Agreement. In accordance with the terms of the Brokerage Agreement, the Company submitted the calculation of M&M REIBC's net profit, as defined in such Agreement, to the Company's independent directors for their review.

   In connection with the IPO, the Company, the Operating Partnership, M&M, M&M REIBC and EMC also entered into an agreement, pursuant to which M&M REIBC agreed to provide, for ten years, real estate transaction, trend and other information to the Company and its direct and indirect subsidiaries, including the Operating Partnership and EMC. In return for the right to receive such information, the Company provided M&M, the parent company of M&M REIBC, a one-time grant of options to purchase 220,000 shares of Common Stock at the initial public offering price of $19.50 per share. The option, which began vesting one year after the completion of the IPO, became fully vested in 1999. In February 2002, M&M exercised the option in a "cashless" transaction, receiving 129,302 shares of Essex Common Stock.

Property Management

   The Company, through the Operating Partnership, owns all of the nonvoting preferred stock of EMC. During 2001, EMC received approximately $256,000 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest. The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

Non-Compete Arrangement with Mr. Marcus

   In 1999, the Company entered into a non-compete agreement with George Marcus, the Company's Chairman. Under this agreement, Mr. Marcus and his affiliated entities are to give the Company prior notice of agreements, which they enter into, to acquire multifamily properties that contain more than one hundred units and to provide the Company under certain circumstances with the right to be assigned such agreements. Notwithstanding this agreement, Mr. Marcus and his affiliated entities may potentially compete with the Company in acquiring multifamily properties, which competition may be detrimental to the Company.

Indebtedness of Management

   On April 15, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke's ownership of interests in the Operating Partnership. During 2001, the largest amount of the aggregate principal outstanding under the loans was $375,000. As of the Record Date, the entire principal amounts of all the loans were outstanding.

   On April 30, 1996, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Michael J. Schall, Executive Vice President and Chief Financial Officer of the Company, in the amount of $50,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall's ownership of interests in the Operating Partnership. During 2001, the largest amount of the aggregate principal outstanding under the loans was $250,000. As of the Record Date, the entire principal amounts of all the loans were outstanding.

Sale of Series Z Incentive Units

   On June 28, 2001, the Operating Partnership sold an aggregate of 200,000 Series Z Incentive Units of limited partner interest in the Operating Partnership (the "Series Z Incentive Units") to eleven of the Company's officers, including all of the Named Executive Officers, in exchange for aggregate capital commitments of $200,000. Such capital commitments of $1.00 per Series Z Incentive Unit are payable on demand, and shall be offset by any distributions paid with respect to such Series Z Incentive Unit, until the capital commitment has been reduced to zero. Such capital commitments do not bear interest. See "Series Z Incentive Units."

                                PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   KPMG LLP served as the Company's independent auditors for the fiscal year ended December 31, 2001 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2002. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2002.

   A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

   Audit Fees. For professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2001, KPMG LLP billed the Company fees in the aggregate amount of $187,440.

   Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2001, KPMG LLP did not render professional services to the Company in connection with (i) directly or indirectly operating, or supervising the operation of the Company's information system or managing the Company's local area network, (ii) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole or (iii) assessing, designing and implementing internal accounting controls and risk management controls. Therefore, KPMG LLP did not bill the Company fees for such types of services because no such services were rendered.

   All Other Fees. For professional services rendered by KPMG LLP in connection with other audit-related services for the fiscal year ended December 31, 2001, KPMG LLP billed the Company fees in the aggregate amount of $39,900. For professional services, including tax return assistance, preparation and advice, other than those described above, rendered by KPMG LLP to the Company for the fiscal year ended December 31, 2001, KPMG LLP billed the Company fees in the aggregate amount of $85,480.

   The Audit Committee has considered whether the provision of services described above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of KPMG LPP.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
             STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT
               OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS
                    FOR THE YEAR ENDING DECEMBER 31, 2002.

                                 OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

   Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company's 2003 Annual Meeting of Stockholders, a stockholder's notice must be received by the Secretary at the principal executive offices of the Company, no earlier than January 24, 2003 and no later than February 25, 2003. A stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

   Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company not later than December 11, 2002 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2001, the Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

   The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ Keith Guericke

                                          Keith R. Guericke
                                          Vice Chairman of the Board,
                                          Chief Executive Officer and President

   April 10, 2002
   Palo Alto, California

                                                                                                                                   +

ESSEX                                                                  000000 0000000000 0 0000
-------------------
PROPERTY TRUST, INC.                                                   000000000.000 ext
                                                                       000000000.000 ext

MR A SAMPLE                                                            000000000.000 ext
DESIGNATION (IF ANY)                                                   000000000.000 ext
ADD 1                                                                  000000000.000 ext
ADD 2                                                                  000000000.000 ext
ADD 3                                                                  000000000.000 ext
ADD 4                                                                  Holder Account Number
ADD 5                                                                  C 1234567890  J N T
ADD 6

                                                                       [BAR CODE APPEARS HERE]

Use a black pen. Print in CAPITAL                                      [_] Mark this box with an X if you have
letters inside the gray areas as shown   [A][B][C] [1][2][3] [X]           made changes to your name or address
in this example.                                                           details above.

------------------------------------------------------------------------------------------------------------------------------------
Annual Meeting Proxy Card

------------------------------------------------------------------------------------------------------------------------------------


A    Election of Directors

1.   The Board of Directors recommends a vote FOR the election of the four Class I Director Nominees listed below.

                             For     Withhold

01 - Michael J. Schall       [_]        [_]
02 - David W. Brady          [_]        [_]
03 - Robert E. Larson        [_]        [_]
04 - Willard H. Smith, Jr.   [_]        [_]

B    Issues

The Board of Directors recommends a vote FOR the following proposal.
                                                                                For   Against  Abstain
2.   Ratification of the appointment of KPMG LLP as the independent public      [_]     [_]      [_]
     auditors for the Company for the year ending December 31, 2002.

3.   To transact such other business as may properly come before the Annual
     Meeting and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder.  If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors, and FOR proposal 2. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1                         Signature 2                          Date (dd/mm/yyyy)
[_______________________________]   [________________________________]   [_________________________________]


--------------------------------------------------------------------------------
  Proxy - Essex Property Trust, Inc.
--------------------------------------------------------------------------------

  925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 14, 2002


  Keith R. Guericke, Michael J. Schall and Jordan E. Ritter (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. (the "Company"), to be held on Tuesday, May 14, 2002, at 1:00 p.m., Pacific Time, and any adjournments or postponements thereof.

  Election of four Class I directors of the Company to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified: MICHAEL J. SCHALL, DAVID W. BRADY, ROBERT E. LARSON and WILLARD H. SMITH, JR.


  SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

                                      ESSEX
                              --------------------
                              PROPERTY TRUST, INC.


                               2001 ACHIEVEMENTS


Dividend
--------------------------------------------------------------------------------

o The Company increased its dividend 18%, following an 11% increase in 2000 and a 10% increase in 1999. The total dividend paid in 2001 was $2.80 per share.

o On February 13, 2002, the Company announced it's fifth consecutive double-digit annual increase to its dividend representing an annualized amount of $3.08 per share.

Operating Performance
--------------------------------------------------------------------------------

o Funds from Operations (FFO) grew to $92.3 million, or $4.39 per diluted share, a 13% increase on a per share basis from the year before.

o Revenues and Net Operating Income, reported on a same-property basis, each grew 5% - one of the best growth rates reported by multifamily REITs.

External Growth
--------------------------------------------------------------------------------

o Development: The Company commenced construction of one property and continued construction of four development properties; these properties have an estimated total cost of $221 million.

o Acquisitions: The Company purchased ownership interests in nine apartment communities located primarily in its Southern California region, for an aggregate investment of approximately $210 million.

o Redevelopment: We completed redevelopment of six multifamily communities representing 1,806 apartment homes, at an approximate redevelopment cost of $30 million.

                                                                           007UA